Exhibit 99.1

Contact:	Michelle Del Guercio
818.880.6700 x8688

FOR IMMEDIATE RELEASE:

ASPYRA NAMES JAMES R. “SKIP” HELMS AS INTERIM CHIEF OPERATING OFFICER

Chief Executive Officer Steven M. Besbeck Retires

CALABASAS, CALIFORNIA, November 15, 2007 -  Aspyra, Inc. (AMEX: APY), a leading provider of clinical and diagnostic information solutions for the healthcare industry, today announced that James R. “Skip” Helms, who has been with the Company for twenty four years, has been named interim Chief Operating officer, effective immediately.  This follows the resignation of Aspyra Chief Executive Officer, Steven M. Besbeck, effective November 30, 2007.  The Company has begun the search for a new CEO.

“With over 20 years in executive management roles in the healthcare information technology field, Skip Helms is the ideal leader to help Aspyra through this transition period” stated John Mutch, Executive Chairman of the Board. “We have begun an immediate search for a new CEO and we believe strongly in the growth potential for Aspyra.”

Steve Besbeck had been involved with Aspyra since its inception.  He has led the Company through phases of growth, acquisitions and product advancements.  This has resulted in a successful company that provides clinical and diagnostic healthcare solutions to hundreds of organizations worldwide.  Mr. Besbeck has decided to retire and pursue other interests, however, will stay engaged with the Company to facilitate an orderly transition.  “The Board of Directors and everyone at Aspyra wish Steve well in his future endeavors,” stated John Mutch.

Aspyra solutions provide integrated technologies and services that improve the efficiency, safety and quality of patient care. Aspyra works directly with customers through its own sales and service staff as well as through an extensive partner network. The company currently counts over 440 customers and over 700 application installations in its installed base.

About Aspyra

Aspyra is a global provider of Health Care Information Technology (HCIT) solutions and services to the healthcare industry. The Company specializes in Clinical Information Systems (CIS), Picture Archive Communication Systems (PACS) and Clinical Image Management Systems (CIMS) for hospitals, multi-specialty clinics, clinical laboratories, imaging departments and centers and orthopedic environments. Aspyra’s highly scalable systems can be installed standalone or integrated to provide a single-vendor, enterprise-wide solution. For more information on Aspyra, its products and services, visit www.aspyra.com.

Safe Harbor Statement
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. Such statements are based upon, among other things, assumptions made by, and information currently available to, management as of the date of this release, including management’s own knowledge and assessment of the Company’s industry, customers and competition. Factors that could cause Aspyra’s actual results to differ materially from these forward-looking statements include among others: changes in the Company’s management or other personnel, the competitive environment for Company products and services; unexpected technical and marketing difficulties inherent in major product development efforts; the potential need for changes in the Company’s long-term strategy in response to future developments; future advances in clinical information technology and procedures, as well as potential changes in government regulations and healthcare policies; and rapid technological change in the microelectronics and software industries. The Company refers interested persons to its most recent Annual Report on Form 10-KSB and its other SEC filings for a description of additional uncertainties and factors, which may affect forward-looking statements. The Company assumes no duty to update its forward-looking statements.

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